For Immediate Release


Contact: Andrew D. Siegel, Esq., Geotek Communications, Inc. 201-930-9305

                      GEOTEK AND RAFAEL DEVELOPMENT CORP.
                             STRENGTHEN PARTNERSHIP

MONTVALE, NJ, August 14, 1995 -- Geotek Communications, Inc. (NASDAQ
NNM:GOTK) (Pacific:GEO) and RDC-Rafael Development Corp. announced today the alignment of their interests in a transaction that calls for RDC to convert its interest in PowerSpectrum Technology, Ltd., the joint venture which holds the exclusive worldwide rights to commercial application of FHMA(TM) technology, into shares of common stock of Geotek. RDC also will invest an additional $3 million in Geotek.

     Upon consummation of the transaction, Geotek will own shares representing approximately 95% of PowerSpectrum Technology, with the remaining interest held by PowerSpectrum Technology employees.

     Under the terms of the letter of intent entered into by the parties, RDC will exchange its interest in PowerSpectrum Technology for 1.8 million shares of common stock of Geotek, which will be restricted for resale for a two year period from the consummation of the transaction. In addition, RDC has agreed to purchase an additional 338,028 shares of Geotek common stock for an aggregate purchase price of $3 million.

     RDC has also been granted an option to repurchase up to a 10% interest in PowerSpectrum Technology in the event of certain transactions involving PowerSpectrum Technology.

     Yaron Eitan, President and CEO of Geotek, said, "This transaction will enhance the Company's flexibility in utilizing FHMA(TM) technology." He added, "At the same time, it will allow our partners who contributed so much in the commercial development of the FHMA(TM) technology over the past three years to share in the future growth of Geotek."


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     PowerSpectrum Technology was formed in 1992 as a joint venture between
Geotek, Rafael - The Armament Development Authority of the State of Israel, and the predecessor to RDC to commercialize digital frequency hopping technology developed by Rafael for military applications. PowerSpectrum Technology employs approximately 120 engineers and scientists, including leading experts in digital radio science and technology. PowerSpectrum Technology is currently developing additional upgrades and products based on the FHMA(TM) technology while manufacturing the infrastructure for Geotek's digital network which is currently being built in a number of major markets in the United States.

     Geotek Communications, Inc. is an international telecommunications company operating primarily in the field of wireless communications in North America and Europe. The Company focuses on commercial and business organizations which rely on mobile communications to manage and facilitate a mobile workforce.

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